FORM OF 599 FUND LLC SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into as of the date set forth on the signature page hereto by and between 599 Fund LLC, a Delaware limited liability company (the “Fund”), and 599 Feeder LP, a Cayman Islands exempted limited partnership (the “Investor”).

WITNESSETH:

WHEREAS, the Fund is a closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Investor wishes to make a commitment (a “Capital Commitment”) to purchase common units of limited liability company interests of the Fund (the “Units”), and the Fund wishes to accept such Capital Commitment to purchase Units.

NOW THEREFORE, IT IS AGREED:

1.              Subject to the terms and conditions of this Subscription Agreement, including acceptance of this Subscription Agreement by the Fund, and in reliance upon the representations, warranties and covenants of the Investor contained herein, the Investor (i) irrevocably offers to subscribe for and agrees to purchase Units through periodic calls of all or a portion of the Capital Commitment indicated on the signature page hereto, which shall become contractually binding upon acceptance by the Fund, in its sole discretion, (ii) agrees to be bound by the terms and provisions of this Subscription Agreement, the Fund’s offering memorandum, the Fund’s Limited Liability Company Agreement (as amended and/or restated from time to time, the “LLC Agreement”) and the Investment Advisory Agreement of the Fund and (iii) agrees to be admitted to the Fund as a unitholder of the Fund. To the fullest extent not prohibited by law, if accepted, this Subscription Agreement may not be canceled, terminated or revoked by the Investor, except and only to the extent expressly provided for by applicable law.

2.              The Investor agrees to make Capital Contributions (as defined in the LLC Agreement) of all or a portion of the Investor’s Capital Commitment pursuant to Section 3.4 of the LLC Agreement, under the terms and subject to the conditions set forth herein and therein.

3.              The Investor specifically agrees and acknowledges that the Fund may incur or assume Indebtedness, including on a joint and several basis, for which the Fund’s portfolio assets as well as the unfunded Capital Commitments and the right to call (including the right to issue drawdown notices), enforce and receive all future payments of such Capital Commitments, any other assets, rights and remedies of the Fund or the Adviser under this Subscription Agreement and the LLC Agreement, and any other assets, rights and remedies of the Fund may be pledged, transferred, hypothecated, mortgaged, charged or assigned as security for (a) all or any of such Indebtedness, including any other expenses or liabilities thereunder or (b) a guarantee by the Fund of the indebtedness in connection with such Indebtedness and any other expenses or liabilities thereunder. For these purposes, “Indebtedness” means indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit and other obligations and guarantees by the Fund (collectively, “Financings”). To facilitate the Fund’s ability to incur and maintain Financings, other obligations and guarantees and to otherwise make available Credit Support (as defined in the LLC Agreement) for Financings, other obligations and guarantees, the Investor additionally specifically agrees to and acknowledges the acknowledgments, agreements and representations set forth in Appendix II to the LLC Agreement.

4.	To induce the Fund to accept its Capital Commitment, the Investor acknowledges that:

(a)            the Units being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (the “1933 Act”), or registered or qualified under the securities laws of any state;

(b)            the Units will be sold by the Fund in reliance on the exemption from registration set forth in Regulation D under the 1933 Act;

(c)            the Fund’s reliance upon such exemption from the registration requirements of the 1933 Act is predicated, in part, on the representations and agreements contained in this Subscription Agreement;

(d)            the Units are “restricted securities” as defined in paragraph (a)(3) of Rule 144 under the 1933 Act (“Rule 144”) and, except upon repurchase by the Fund, cannot be sold or transferred by the Investor unless they are subsequently registered under the 1933 Act or unless an exemption from registration under the 1933 Act is available; and

(e)            the Fund makes no representation or warranty as to the availability to the Investor of any exemption from the registration provisions of the 1933 Act pursuant to which the Investor may resell the Units.

(f)             the Investor represents and warrants that the Units are being acquired for investment purposes for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

(g)            the Investor represents and warrants that it is an “accredited investor” as defined in Rule 501(a) under the 1933 Act; and

(h)            the Investor represents and warrants that it has such knowledge and experience in financial and business matters (and particularly in the business in which the Funds intends to operate) as to be capable of evaluating the merits and risks of the investment in the Units.

5.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

6.              The Investor understands that the obligations of the Fund under this Subscription Agreement are not binding upon any Director or unitholder of the Fund personally but bind only the Fund and the Fund’s property. The Investor represents that it has notice of the provisions of the LLC Agreement disclaiming unitholder liability for acts or obligations of the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned (1) agrees to the terms and conditions of the LLC Agreement and agrees to be bound as a member thereunder, (2) agrees to the terms and conditions of, and makes the representations and warranties set forth in, this Subscription Agreement and agrees to be bound as an Investor thereunder and (3) confirms the accuracy of the information provided in this Subscription Agreement.

Purchase Date:___________________________

Amount of Capital Commitment $: ____________

599 FEEDER LP

By: 599 Feeder GP LLC, its general partner

By: Aksia LLC, its sole member

By:
Name:	Jim Vos
Title:	Chief Executive Officer

Agreed and accepted as of the date set forth below:

599 FUND LLC

By:
Name:	Timothy Nest
Title:	President and Principal Executive Officer